Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jefferies Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-84079 and 333-107014) on Form S-8, (Nos. 333-81354 and 333-107032) on Form S-3, and (Nos. 333-130325 and 333-160214) on Form S-3ASR of Jefferies Group, Inc. of our report dated February 26, 2010 (February 2, 2011 as to Note 1 of the consolidated financial statements included in the Company’s 2010 Transition Report on Form 10-K which describes the effects of correcting the 2009 consolidated financial statements), with respect to the consolidated statements of earnings, changes in stockholders’ equity, comprehensive income, and cash flows for the year ended December 31, 2009 of Jefferies Group, Inc., which report appears in the 2011 Annual Report on Form 10-K of Jefferies Group, Inc.

/s/ KPMG LLP

New York, New York

January 27, 2012